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                                                                    EXHIBIT 99.1


FOR IMMEDIATE RELEASE                                CONTACT:  Craig B. Parr
May 7, 2004                                          PHONE:  (989) 725-8354


   SPORTS RESORTS INTERNATIONAL, INC. NAMES SALVATORE P. SEMOLA VICE CHAIRMAN

OWOSSO, Mich. - Sports Resorts International, Inc. (the "Company") (Nasdaq
Smallcap: SPRI) announces that Salvatore P. Semola has been elected to the Board of Directors and appointed Vice-Chairman of the Board. Mr. Semola will stand for election at the 2004 Annual Meeting of Shareholders to be held later this year.

Mr. Semola has been involved in the gaming industry for over 20 years. He was Chief Operating Officer of Greektown Casino in Detroit, from 2001 to 2004. He has also held various positions with Station Casino in Kansas City, Missouri, Casino of the Sun in Tucson, Arizona, Reno Hilton Hotel & Casino in Reno, Nevada and Silver Eagle Riverboat in East Dubuque, Illinois.

In 2003, Mr. Semola received the "Gaming Professional of the Year-Eastern United States" designation from the Casino Management Association. He has taught gaming management courses at the University of Nevada-Las Vegas, where he also earned a bachelor's degree in hotel administration. Mr. Semola also holds an applied sciences associates degree in resort occupations/casino management from Clark County Community College in Las Vegas, Nevada.

Mr. Semola's primary responsibility will be to lead the Company's "Destination" planning activities related to its proposed "Don Williamson Sports Complex" project in Mt. Morris Township, Michigan.

The proposed 300-plus-acre Don Williamson Sports Complex, located on the Northeast corner of I-75 and Mt. Morris Road in Mt. Morris Township, Michigan, is readily accessible from a stretch of I-75 which carries more than 90,000 vehicles through the area in any given 24-hour period. Ninety percent of Michigan's population resides within a one and a half hour drive of the proposed complex which is six miles north of the intersection of I-69 and I-75.

Currently, the Company through its wholly-owned subsidiaries, manufacturers and markets high-quality drop-in bedliners and other truck accessories for the original equipment manufacturers and automotive aftermarket business and owns and operates a multi-purpose motor sports facility located near Brainerd, Minnesota.

Certain statements included in this press release are "forward-looking" statements, such as those relating to anticipated events or activities. The Company's performance and financial results could differ materially from those reflected in the forward-looking statements due to financial, economic, regulatory and political factors as described in the Company's filings with the Securities and Exchange Commission. Therefore, current or prospective investors are cautioned not to place undue reliance on any such forward-looking statements. The Company does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information or future events.

For further information contact Craig B. Parr at (989) 725-8354.

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